Exhibit 99.2

EARNINGS CALL SCRIPT – Q1 FY2018

Please find following a summary of our operational results for this past quarter, Q1 FY2018. The purpose of these notes is to add more detail to the standard press release that we issue each quarter. We intend to dedicate the Earnings Call time to answer any specific questions on our results or performance year-to-date.

INTRODUCTORY UPDATE
I would like to begin by briefly discussing the internal investigation we announced in June relating to our Mexico operations.  As previously disclosed, we voluntarily disclosed the matters under investigation to the Department of Justice and the Securities and Exchange Commission in June.  We are fully cooperating with both agencies.

I would like to reaffirm our strong commitment to compliance with all applicable laws and regulations.  Based on the preliminary results of the investigation to date, we have already implemented and will continue to enhance internal controls and compliance programs and have made and continue to review operational changes relating to our business activities in Mexico, all of which may materially adversely affect our future growth, financial position, and results of operations.  At this time, we have no further updates since our annual report on Form 10-K was filed. Nor can we predict the final outcome of the investigation at this time.

Because this is an ongoing investigation, we are not able to provide additional information about the investigation or answer any additional questions about the investigation at this time.

OVERALL
Our fiscal year 2018 is off to a good start, with positive results on many key metrics, building on our solid growth results last quarter, after years of shrinkage.

Revenues (consolidated) this quarter increased 1.4% over the same quarter of a year ago, despite our starting gross loans being lower by 0.7% than in Q1 FY2017.

Same-store revenue (from the 1,291 branches open in both quarters) increased 1.2% versus the same quarter of FY2017. Same-store growth in accounts and unique customers in our US business was also positive.

Net income this quarter was down 21.4% versus Q1 FY2017. This is due to several factors. Firstly, our personnel expenses are higher than a year earlier due to the increase in part-time personnel that we have hired to allow us to extend branch operating hours. Secondly, we have significantly increased our advertising expense versus a year earlier (more than doubling what we spent), which we believe has proven to be a good decision due to the much higher loan growth we have experienced; and thirdly, our legal and professional expenses were up by over $2.5MM this quarter due to our internal investigation of our Mexican operations.

Both interest & fee income and insurance & other income were up versus Q1 FY2017.

Our overall gross loans growth as a percentage of opening gross loans is higher than the first quarter of each of the two previous years, and our quarter's gross loan growth in dollars is significantly higher than it was a year ago.

In our US business, we also added more accounts this quarter than we have during any first fiscal quarter since 2012. We added more former borrowers this quarter than even before 2012 and our increase in number of new borrowers during the quarter is the highest since 2015.

Our refinancing volumes in the US are showing consistent improvement, meaning we are better meeting our customers' needs by offering refinancing opportunities where they desire and merit them. These volumes are slightly above the same quarter in FY2017.

Our net charge-off levels have improved, although they remain above historic levels prior to our decision to eliminate field calls. We continue to believe the elimination of field calls has strengthened our company. This is considering both the cost savings in mileage and personnel, and the more focused and cohesive branch management, which has been achieved through the more comprehensive in-branch presence of the team.

LOAN PORTFOLIO PERFORMANCE

Account performance:
A key metric of future growth is the number of unique customers that we are serving. In Q1 of this fiscal year, we grew the number of unique customers in our US portfolio by significantly more than any Q1 of at least the previous 4 years.  We grew unique customers 4 times more than Q1 last year. We are still significantly below the highest peak level in our history, but we continue to close the gap.

We are intensely focused on growth because, for several recent years, our company experienced slowing growth and then shrinkage. We look beyond credit scores of new customers and check all risk performance metrics of newly-originated loans (such as first payment defaults) to ensure that our underwriting continues to be prudent and in line with our expectations, and to be confident that we are not sacrificing customer quality for the sake of growth.

Gross loan performance:
We again continued our trend of improving our performance in Q1 of FY2018 versus the same quarter of a year earlier. This represents the third quarter in a row where our gross loan performance has shown this improvement. Our consolidated gross loans grew by 2.1%. This is the first quarter in 10 quarters that we have grown our gross loan portfolio.

In our US business, gross loans decreased by only 0.4% versus the same quarter of a year earlier, but increased 4.1% versus March 31, 2017. Therefore, we added more loans this quarter than last quarter, and this allowed us to shrink the ledger gap from being down 2.2% at the end of Q4 FY2017 versus a year earlier.

Looking at same-store gross loan growth in the US, we are down 0.7% versus Q1 FY2017. This is an improvement on last quarter, where we were down 2.4% versus a year earlier. However, our unique customer growth and account growth in our same stores were up 3.1% and 2.9% respectively. This is the first time in at least three years that we achieved same-store growth in unique customers and accounts.

A total of 489 (42.7%) of our full-year operated branches grew their ledger. More than half of our branches increased both their number of unique customers and accounts, whereas a year ago, this was true for fewer than a quarter of our branches.

Credit quality of customer base:
Once again this quarter, our credit quality (as indicated by credit score) of loans originated improved for all categories of borrowers (new, former and current) versus the same quarter of a year earlier. In fact, the credit quality of these categories is better than any Q1 since at least 2014.

Additionally, the entire outstanding portfolio has increased in average credit score at the end of Q1 versus a year earlier for all categories of borrowers.

We are still consciously reducing the number of loans we make to individuals with credit scores in the lower end of our range.

Refinancing:
After much effort in improving our refinancing strategy to ensure that we offer loan refinancing and increases in loan sizes to those customers who so desire and warrant it, we are now seeing the results of this activity start to pay off in consistent improvements. We have made more refinances compared to the same month of the prior year in four out of the last six months.

Delinquencies and charge-offs:
In our US business, accounts that are 30 and 60 contractual days late are also showing much improvement both as a whole and across PBs, NBs and FBs. In dollar terms, 30-day and 60-day delinquency buckets are lower than any Q1 since at least FY2014. As a percentage, these buckets are also lower than Q1 FY2016.

We purposefully increased the bucket of 90+ days late accounts (choosing to hold longer rather than charge-off these accounts) to improve our chance for recoveries.

Our consolidated net charge-offs as a percentage of annualized loans were down from 14.9% in Q1 FY2017 to 13.9% at the end of this quarter, that represents a reduction in $2MM. We believe this improvement is largely due to the higher average credit score of new customers and customers where we relied on field calls to collect have now cycled out of our portfolio. To a lesser degree, the charge-off rate benefited from the Company holding 90+ day late accounts longer as discussed above.

In terms of repayment, our vintage analysis shows that the average revenue loss in the first three months for both our new and former borrowers has been steadily reducing compared to a year earlier for every quarter of the last five quarters. We believe this indicates that our underwriting has improved.

GROWTH STRATEGIES

Live checks program:
The distribution channel of live (convenience) checks continues to grow in importance for our company as we carefully use our learning from past tests to improve our mailing selection. This quarter, we added five additional states to the four states where we already use this distribution channel. We now plan to mail convenience checks regularly to these nine states as part of our standard mailing campaign, as well as to bring this distribution channel to the other states in which we operate. We continue to focus these mailings on former borrowers only. We continue to discuss the addition of mailing live checks to new borrowers, but for now prefer to wait until we have online payment options available to help mitigate losses in this obviously riskier channel.

Direct mail:
Our direct mail volume of booked loans was more than any Q1 since before 2010 and more than double the number of any Q1 since 2013.

Digital presence:
The strength of our marketing team has shown itself in our very strong results regarding our web offerings this quarter. Although we currently close all loans in our branches, we allow customers to begin their application process online. The volume of web applications we have received is up more than 50% versus the same quarter of a year earlier. The numbers of unique visitors to our website were also at record highs versus the same month in prior years for each month of this quarter.

In spite of the increase in web applications, the quality of applications has not deteriorated. Our conversion rate (meaning the percent of web applications that convert into new approved loan originations) is continuing at solid levels. In fact, June was the third highest month for web-originated loan bookings in our history.

We have also kept the bounce rate below 2%, which is much improved on historic values.  We believe this shows that the vast majority of our website's visitors are interested in the content we have provided. Since the overwhelming majority of our customers come to us via a mobile device (rather than a desktop or tablet), we continue to work on improving and simplifying the customer experience via these devices.

Social media presence:
Due to the prevalence of social media and our desire to engage and serve our customers through all available channels, we have just launched our first-ever Facebook page. We will continue to explore ways to thoughtfully and effectively utilize social media as a platform.

Texting:
The percentage of our customers signed up to receive text messages has once again increased this quarter and is again at the highest level in our company's history. To date, we have over 500,000 customers enrolled in our text messaging program.

New branches:
We have opened 2 branches this quarter, and have several more branches where the leases are signed and opening is imminent. We do not require any of our state leaders to open a specific number of branches each quarter or year. Instead, Data Analytics, Leasing and Operations all work together to identify optimal locations for branches, which open as leases become available and as other conditions allow. We have also acquired new software to improve our access to real estate listings and pricing information.

We closed 4 branches this quarter, significantly fewer than the 17 we closed in the same quarter of FY2017 and the 13 we closed last quarter. The high number of branch closures in FY2017 was due to our strong focus on efficiency (we closed locations that had had no visible line of sight to profitability for many years). We believe that the number of closures will be lower in FY2018; however, we will continue to close branches where we are losing money and do not believe the right conditions exist to turn the situation around.

We completed an acquisition of two branches and eight loan portfolios in Texas during this quarter. This acquisition gives us improved geographic coverage in Texas, as well as better economies of scale in existing branches through increasing the number of customers served. We are currently reviewing several other potential acquisitions.

We continue our progression to one single brand name to maximise brand value, name recognition and marketing spend.  Currently, 1,084 out of our 1,169 US branches are under the World Finance name. We are also testing the use of a panel of contractors for all our branch rebuilds and new locations. We believe this will increase efficiency, consistency and reduce our construction costs.

In the US and Mexico, we currently have 1,331 open branches, compared to 1,324 as of June 30, 2016.

United Motor Club:
UMC, a product that offers roadside coverage and other value-added services to motorists and is not connected to our loan products, is a small but profitable component of our business. This quarter, UMC revenues were up 34.4% versus the same quarter of FY2017. We attribute this to a change in our operating system that makes UMC easier for our branch associates to offer to customers.

COST MANAGEMENT

Personnel expense:
Overall personnel expenses increased $3MM or 7.1% versus the same quarter of FY2017. This was due to the following factors. We paid out more in incentive expenses this quarter versus a year earlier, which is due to improved branch-level performance. However, cost of salaries was also up versus a year earlier, due to the hiring of part-time personnel to cover our longer operating hours. We believe that we can become more efficient in our scheduling and branch management and thus reduce branch personnel costs going forward.  We are already working on this.

Since we renegotiated the terms and supplier of our health insurance program, our US employee benefit costs decreased by $1.2MM this quarter versus Q1 FY2017. This was part of our strategy to re-examine all of our major vendors and ensure that we gain benefits from economies of scale and receive competitive pricing.

Debit-card transaction fees:
Debit-card transactions are now our customers' most preferred means of making their payments, above both cash and checks. In Q1 FY2018, our debit-card fees were up $1MM compared to prior year quarter. We have completed renegotiations with our vendor to reduce these, but they are still significantly higher than before we allowed customers to pay in this manner.

Our philosophy of being the best-in-class at customer service means that we will continue to offer all payment channel options that we can to our customers, as well as to offer new channels as our technology development allows. We will seek alternative methods to reduce transaction fees to our company while continuing to offer multiple payment channels. We believe this strategy will lead to better customer retention.

OTHER PERFORMANCE DETAILS

IT improvements:
We have started the process of replacing our dot-matrix printers. The operational change to switch all in-branch printing to laser is currently in pilot testing in a handful of South Carolina branches, and we plan to continue the rollout in Q2.  The project will give us more flexibility for printed content such as contracts and letters as well as reduce expenses related to dot-matrix printer maintenance and paper.  A quarter of all current IT service desk calls are related to our dot-matrix printers, so we also expect an improvement in IT efficiency after this change.

Debt to Equity:
As of June 30, 2017, our debt to equity ratio was down to 0.6:1 from 0.9:1 at the end of 1Q 2017.  We consider 2:1 to be a conservative level, and we are significantly below that level.

Share Repurchases:
With our excess capital, we repurchased $4.6MMof our common stock this quarter. We cannot at this time say when we may recommence repurchasing our shares, but we may repurchase additional shares in accordance with federal securities laws on the open market or in privately negotiated transactions.

REGULATORY ENVIRONMENT

State-level regulations:
We are not aware of any significant changes in state regulations that have been adopted or appear likely to be adopted in the near term and that are likely to have a material adverse effect on our business.

CFPB:
Regarding proposed regulations from the CFPB on small dollar lending, as the proposal stands at present, we believe that the effect on our business practices will be fairly limited, though we will not be able to determine that conclusively until the final regulations are issued. With the change in federal administration, the expected timetable for these regulations to be issued is unclear. Regarding the CID issued to World in March of 2014, we have no further information to add. Regarding any other proposed legislation such as on CFPB oversight, we decline to comment on any potential impact on our business. At the time that any legislation is fully enacted that impacts our business, we will then discuss any effect on our operations or policies.

IN SUMMARY
This quarter, we are pleased to build on the seeds of growth that we started to see in key indicators in Q4 FY2017. We have achieved the "best in multi-years" growth in certain accounts, ledger and unique customer metrics (both as a percentage of our base and in absolute terms). This seems to indicate that our cautious and prudent "test and learn" strategy of bringing innovation into the activities of our core corporate departments and into the field is showing signs of success. However, much still remains to be done. We continue to have a particular focus on reducing our personnel costs while continuing to grow; improving our activities on recoveries; and offering customers refinancing of their current loans or increased loan sizes where warranted and desired.

We look forward to continuing to improve our operating metrics in FY2018.